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                                                                       EXHIBIT 5

[CONSENT OF COMPANY COUNSEL]


                                               Unocal Corporation
                                               2141 Rosecrans Avenue, Suite 4000
                                               El Segundo, California  90245
                                               Telephone (310) 726-7651
                                               Facsimile (310) 726-7815



                                  UNOCAL [LOGO]


Dennis P.R. Codon
Senior Vice President, Chief Legal Officer and General Counsel



                                November 15, 2001


        Re:    Registration on Form S-8 of  Unocal Corporation (the "Company")

Ladies and Gentlemen:

        At your request, and as General Counsel of the Company, I have examined the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of $40,000,000 [Forty Million Dollars] of Deferred Compensation Obligations of the Company (the "Obligations"), to be issued pursuant to the Unocal Deferred Compensation Plan (the "Plan"). I have examined the Plan and am familiar with the proceedings taken by the Company in connection with the authorization of the Plan, and the authorization, registration, and offering of the Obligations.

        Based upon such examination and upon such matters of fact and law as I have deemed relevant, I am of the opinion that:

               (1) the Obligations have been duly authorized by all necessary corporate action on the part of the Company;

               (2) when incurred in accordance with such authorization, the provisions of the Plan and relevant elections and agreements duly authorized by and in accordance with the terms of the Plan, the Obligations will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors' rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific


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                      performance or injunctive relief, regardless of whether
                      considered in a proceeding in equity or at law; and

               (3) the participants will not, solely by virtue of their status as participants, be held liable for assessments by the Company against amounts previously deferred, except for required withholding and other payroll or similar deductions, and other charges or adjustments, referenced in or contemplated by the Registration Statement and the terms of the Plan.

        I consent to the use of this opinion as an exhibit to the Registration Statement.

                                            Respectfully submitted,


                                            /s/ DENNIS P.R. CODON


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